UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Mesa Laboratories, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MESA LABORATORIES, INC.

12100 West Sixth Avenue

Lakewood, Colorado  80228

Telephone:  (303) 987-8000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, September 25, 2008

To the Shareholders:

PLEASE TAKE NOTICE that the annual meeting of shareholders of Mesa Laboratories, Inc.  (the “Company”)  will be held at the Company’s offices at 12100 West Sixth Avenue, Lakewood, Colorado 80228, on Thursday, September 25, 2008 at 9:30 AM for the following purposes:

1.             To elect five directors to hold office for the term specified in the Proxy Statement or until their successors are elected and qualified;

2.             To transact such other business as may properly come before the meeting or any adjournment.

The Board of Directors has fixed the close of business on August 6, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any adjournment.

A Proxy Statement which describes the foregoing proposals and a form of Proxy accompany this Notice.

By Order of the Board of Directors

Dated: August 12, 2008	Steven W. Peterson

Secretary

IMPORTANT

Whether or not you expect to attend the Meeting, you are urged to execute the accompanying proxy and return it promptly in the enclosed reply envelope which requires no postage.  Any shareholder granting a proxy may revoke the same at any time prior to its exercise.  Also, whether or not you grant a proxy, you may vote in person if you attend the Meeting.

MESA LABORATORIES, INC.

12100 West Sixth Avenue

Lakewood, Colorado  80228

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, September 25, 2008

SOLICITATION OF PROXY

The accompanying proxy is solicited on behalf of the Board of Directors of Mesa Laboratories, Inc.  (the “Company”)  for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, September 25, 2008, and at any adjournment.  In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegraph by officers, directors and other employees of the Company, who will not receive additional compensation for such services.  The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward the soliciting material to the beneficial owners of stock held of record and will reimburse such persons for forwarding such material at the rates suggested by the New York Stock Exchange.  The Company will bear the cost of this solicitation of proxies.  Such costs are expected to be nominal.  Proxy solicitation will commence with the mailing of this Proxy Statement on or about August 12, 2008.

Execution and return of the enclosed proxy will not affect a shareholder’s right to attend the Meeting and to vote in person.  Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the Meeting.  A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy or by voting the shares in person at the Meeting.  A proxy, when executed and not revoked, will be voted in accordance with the instructions thereon.  In the absence of specific instructions, proxies will be voted by the person named in the proxy “FOR” the election as directors of those nominees named in the Proxy Statement and in accordance with his best judgment on all other matters that may properly come before the Meeting.

The enclosed proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees.  The names of all nominees are listed on the proxy.  If you wish to grant authority to vote for all nominees, check the box marked “FOR”.  If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD”.  If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked “FOR” and indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by writing the name(s) of such nominee(s) on the proxy in the space provided.

PURPOSE OF MEETING

As stated in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement, the business to be conducted and the matters to be considered and acted upon at the Meeting are as follows:

1.             To elect five directors to hold office for the term specified herein or until their successors are elected and qualified;

2.             To transact such other business as may properly come before the Meeting or any adjournment.

VOTING AT MEETING

The voting securities of the Company consist solely of common stock, no par value per share (the “Common Stock”).

The record date for shareholders entitled to notice of and to vote at the Meeting is the close of business on August 6, 2008, at which time the Company had outstanding and entitled to vote at the meeting  3,178,930 shares of Common Stock.  Shareholders are entitled to one vote, in person or by proxy, for each share of Common Stock held in their name on the record date.

Shareholders representing a majority of the Common Stock outstanding and entitled to vote must be present or represented by proxy to constitute a quorum.  The election of will require the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy at the meeting and entitled to vote thereon.  Cumulative voting for directors is not authorized and proxies cannot be voted for more than five nominees.

STOCK OWNERSHIP

The following table sets forth the number of shares of the Company’s common stock owned beneficially as of March 31, 2008 (unless otherwise noted), by each person known by the Company to have owned beneficially more than five percent of such shares then outstanding, by each officer and director of the Company and by all of the Company’s officers and directors as a group.  This information gives effect to securities deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.  As far as is known to management of the Company, no person owns beneficially more than five percent of the outstanding shares of common stock as of March 31, 2008 except as set forth below.

	Amount and		Percentage of
Name of Beneficial	Nature of		Class Benefi-
Owner	Beneficial Owner		cially Owned
Luke R. Schmieder (1)	299,062	(2)	9.4
John J. Sullivan Ph.D. (1)	33,760	(3)	1.1
Steven W. Peterson (1)	73,700	(4)	2.3
Paul D. Duke (1)	78,893	(5)	2.5
H. Stuart Campbell (1)	96,775	(6)	3.1
Michael T. Brooks (1)	43,550	(7)	1.4
Robert V. Dwyer (1)	186,960	(8)	5.9
FMR Corp. (11)	230,760	(10)	7.3
All officers and directors as a group (7 in number)	812,700	(9)	25.2

(1)	The business address is 12100 West Sixth Avenue, Lakewood, Colorado 80228.
(2)	Includes 8,350 shares which Mr. Schmieder has the right to acquire within 60 days by exercise of stock options.
(3)	Includes 24,850 shares which Mr. Sullivan has the right to acquire within 60 days by exercise of stock options.
(4)	Includes 3,600 shares which Mr. Peterson has the right to acquire within 60 days by exercise of stock options.
(5)	Includes 8,850 shares which Mr. Duke has the right to acquire within 60 days by exercise of stock options.
(6)	Includes 1,175 shares which Mr. Campbell has the right to acquire within 60 days by exercise of stock options.
(7)	Includes 14,350 shares which Mr. Brooks has the right to acquire within 60 days by exercise of stock options.
(8)	Includes 3,000 shares which Mr. Dwyer has the right to acquire within 60 days by exercise of stock options.
(9)	Includes 64,175 shares which the officers and directors of the Company as a group have the right to acquire within 60 days by exercise of stock options.
(10)	Based upon information set forth in schedule 13G filed by FMR Corp. with the Securities and Exchange Commission dated February 14, 2007. Fidelity Management & Research Company

(“Fidelity”), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 230,760 shares as a result of acting as investment advisor to several investment companies.  The ownership by one investment company, Fidelity Low-Priced Stock Fund, amounted to 230,760 shares.  Mr. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the aforementioned investment companies each has the power to dispose of the 230,760 shares.

(11)	The business address is 82 Devonshire Street, Boston, MA 02109.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The Board of Directors and its Committees

Our business is managed through the oversight and direction of our Board of Directors. During fiscal 2008, we had three standing committees: the Audit Committee, the Compensation Committee, and the Nominating Committee.  Our Board of Directors currently consists of five persons. Under applicable Nasdaq and SEC requirements, (i) we are required to have a majority of independent directors, and (ii) all of the members of each committee must be independent. The Board of Directors has affirmatively determined that each of H. Stuart Campbell, Michael T. Brooks and Paul D. Duke is an “independent director” as such term is defined in Nasdaq Marketplace Rule 4200(a)(15). The Board of Directors has also affirmatively determined that each member of each committee of the Board of Directors satisfies the independence requirements applicable to committees as prescribed by the Nasdaq Marketplace Rules and the rules and regulations of the SEC. Messrs. Schmieder and Dwyer are not “independent directors” because they are employees of the Company.

The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details.  The Board meets regularly throughout the year, including the annual organization meeting following the Annual Meeting of Shareholders, to review significant developments affecting the Company and to act upon matters requiring Board approval.  It also holds special meetings as required from time to time when important matters arise, requiring Board action between scheduled meetings.

Directors are elected at each Annual Meeting of Shareholders and serve until a successor is duly elected and qualified at an appropriate Annual Meeting of the Shareholders. Vacancies may be filled by an affirmative vote of the majority of the remaining directors.

No director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.

Each non-employee director will be compensated separately for service on the Board and is reimbursed for expenses to attend Board meetings.  Members of the Audit, Nominating and Compensation Committees are compensated separately for service on those committees if those meetings are not held in conjunction with a Board of Directors meeting.

Meetings of the Board of Directors

The Board of Directors met four times during fiscal 2008 and each director attended each meeting held during the time in which he was serving as a director.

Attendance at Annual Meeting

Although we do not have a formal policy regarding attendance by the Board of Directors at the Annual Meeting of Shareholders, we encourage directors to attend, and the annual meeting of the Board of Directors typically is held on the same day as the Annual Meeting of Shareholders. We anticipate that each director nominated for re-election or election will attend both meetings in 2008. Each of the then-current directors attended the 2007 Annual Meeting of Shareholders.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation Committee, and the Nominating Committee. In accordance with best practice and Marketplace Rules of the NASDAQ Stock Market, Inc., all the committees are comprised solely of independent non-employee directors.  The charter of each committee is available in print to any shareholder who requests it. The table below shows current membership of each of the standing Board committees:

Audit Committee	Compensation Committee	Nominating Committee
H. Stuart Campbell*	H. Stuart Campbell	H. Stuart Campbell
Michael T. Brooks	Michael T. Brooks*	Michael T. Brooks
Paul D. Duke	Paul D. Duke	Paul D. Duke

*—Committee Chairman

In addition to the standing committees mentioned above, the Board may convene special committees to consider various other matters as they arise. During fiscal 2008, the Board did not convene any special committees.

Audit Committee. Pursuant to its charter, the Audit Committee assists the Board of Directors in overseeing (1) the financial statements and audits of the Company, (2) the Company’s compliance with financial reporting requirements, and (3) the independence and performance of the Company’s internal and external auditors. The Audit Committee charter further requires the Audit Committee to, among other things:

•

Review the annual audited financial statements with management and the independent auditors and determine whether to recommend to the Board that they be included in the Company’s Annual Report on Form 10-K;

•	Review proposed major changes to the Company’s auditing and accounting principles and practices;

•	Review and evaluate the Company’s system of internal controls;

•	Review significant financial reporting issues raised by management or the independent auditors; and

•

Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters as well as the confidential and anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Board of Directors has determined that H. Stuart Campbell is an “audit committee financial expert” as defined in the applicable rules and regulations of the Exchange Act and is “independent.” The Audit Committee met six times during fiscal 2008.  All members of the Audit Committee were present at each meeting. (1) The SEC has indicated that the designation of a person as an “audit committee financial expert” does not (i) mean that such person is an expert for any purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933, as amended (ii) impose on such person any duties, obligations, or liability that are greater than the duties, obligations, and liability imposed on such person as a member of the Audit Committee and the Board of Directors in the absence of such designation, or

(iii) affect the duties, obligations, or liability of any other member of the Audit Committee or the Board of Directors.

As required by Nasdaq, our Board of Directors has reviewed the qualifications of its Audit Committee members and has determined that none of them has a relationship with us that may interfere with the exercise of their independence from management and the Company.

Compensation Committee . Pursuant to its charter, the Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities for compensation of executive officers and administration of the Company’s compensation and benefit plans.

The Compensation Committee met one time during fiscal 2008, and all members of the Compensation Committee were present at that meeting.

Nominating  Committee. The Nominating Committee assists the Board of Directors in  identifying qualified individuals to become members of the Board.

Special Committees. As needed, special committees may be constituted by the Board to review special matters or assist in special investigations and any matters which may arise out of those investigations. In fiscal 2008, we had no special committees.

Director Nominations

In evaluating potential director candidates, the Nominating Committee considers the appropriate balance of experience, skills, and characteristics required of the Board of Directors and seeks to ensure that at least a majority of the directors are independent under the applicable Marketplace Rules of The NASDAQ Stock Market, Inc. The Nominating Committee selects director nominees based on their personal and professional integrity, depth and breadth of experience, ability to make independent analytical inquiries, understanding of our business, willingness to devote adequate attention and time to duties of the Board of Directors, and such other criteria as is deemed relevant by the Nominating Committee. The Nominating Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge, and skills.

In identifying potential director candidates, the Nominating Committee relies on recommendations made by current directors and officers. In addition, the Nominating Committee may engage a third party search firm to identify and recommend potential candidates. Finally, the Nominating Committee will consider candidates recommended by shareholders.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, no members of our Compensation Committee were executive officers serving on the compensation committee of another entity whose executive officers served on the Company’s Board of Directors. No member of the Compensation Committee was an officer or employee of the Company, or had a business relationship with or conducted any undisclosed transactions with the Company.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors, including our principal executive officer and principal financial officer. The Code contains written standards that are reasonably designed to deter wrongdoing and includes provisions regarding ethical conduct, conflicts of interest, proper disclosure in all public communications, compliance with all applicable governmental laws, rules and regulations, and the prompt reporting of violations of the Code and accountability for adherence to the Code.  A copy of the Code is available at no charge on our web site at www.mesalabs.com .

Shareholder Communications with the Board

Shareholders and other interested parties may communicate with one or more members of the Board of Directors by writing to all or one of the following: Audit Committee Chairman, Compensation

Committee Chairman, or Nominating Committee Chairman, c/o Corporate Secretary, Mesa Laboratories, Inc., 12100 West Sixth Avenue, Lakewood CO 80228.

PROPSAL 1.

ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS TO THE SHAREHOLDERS THAT THEY VOTE “FOR” THE ELECTION OF SUCH NOMINEES.

At the Meeting, five directors are to be elected.  Each director will be elected for a one-year term or until his successor is elected and qualified.

Shares represented by properly executed proxies will be voted, in the absence of contrary indication therein or revocation thereof by the shareholder granting such proxy, in favor of the persons named below as directors, to hold office for the term stated in the preceding paragraph.  The person named as proxy in the enclosed proxy has been designated by management and intends to vote for the election to the Board of Directors of the persons named below, each of whom is now a director of the Company.  If the contingency should occur that any such nominee is unable to serve as a director, it is intended that the shares represented by the proxies will be voted, in the absence of contrary indication, for any substitute nominee that the Nominating Committee may designate.  Management knows of no reason why any nominee would be unable to serve.  The information presented herein with respect to the nominees was obtained in part from the respective persons, and in part from the records of the Company.

Nominees for Election as Directors

Name and Address	Age	Office		Term Expires(1)

Luke R. Schmieder	65	Chief Executive Officer,		2008
12100 West Sixth Avenue		Treasurer and Chairman of
Lakewood, Colorado		the Board of Directors

Paul D. Duke	66	Director	(2)(3)(4)	2008
12100 West Sixth Avenue
Lakewood, Colorado

H. Stuart Campbell	78	Director	(2)(3)(4)	2008
12100 West Sixth Avenue
Lakewood, Colorado

Michael T. Brooks	59	Director	(2)(3)(4)	2008
12100 West Sixth Avenue
Lakewood, Colorado

Robert V. Dwyer	67	Director		2008
12100 West Sixth Avenue
Lakewood, Colorado

(1)           The term of office of each officer of the Company is at the discretion of the Board of Directors.

(2)           Audit Committee member.

(3)           Compensation Committee member.

(4)           Nominating Committee member.

Luke R. Schmieder, Chief Executive Officer, Treasurer and Chairman of the Board of Directors

Mr. Schmieder attended Ohio State University and Ohio University taking courses in mechanical engineering and business management.  Mr. Schmieder was employed from 1970 to 1977 by Cobe Laboratories, Inc. (manufacturer of dialysis and cardiovascular equipment and supplies) as a designer and process controller on various projects.  From 1977 to 1982, Mr. Schmieder served as president and principal of a consulting company for product and process development primarily in the medical field.  Mr. Schmieder has served as Chief Executive Officer and a Director of the Company since its inception in March 1982.

Paul D. Duke, Director

Mr. Duke received his initial medical training while on active duty with the United States Navy and while attending the University of Alabama.  Mr. Duke was employed from 1965 to 1969 by the University of Alabama Medical Center as chief hemodialysis technician and was employed by Cobe Laboratories, Inc. from 1969 to 1973 as field service and training technician.  From 1973 to 1979, he served in various capacities for Cordis Dow Corporation (manufacturer of pacemakers and hemodialysis equipment and supplies), including sales, product management, European training manager and national service manager.  From 1980 to 1982, Mr. Duke served as proprietor and President of a consulting company specializing in medical marketing, sales, service and training.  Mr. Duke has served as Vice President and a Director of the Company since its inception in 1982.  At March 31, 2002, Mr. Duke retired from his position as Vice President and now devotes such time as is necessary to the affairs of the Company.

H. Stuart Campbell, Director

Mr. Campbell received his Bachelor of Science degree from Cornell University in 1951.  From 1960 through September 1982, Mr. Campbell served in various capacities for Johnson & Johnson and Ethicon, Inc., a domestic subsidiary of Johnson & Johnson.  From 1977 through September 1982, he was a Company Group Chairman with Johnson & Johnson and served as Chief Executive Officer and Chairman of the Board of Directors of eight major corporate subsidiaries.  Mr. Campbell owned and served as an officer of Highland Packaging Labs, Inc., Somerville, New Jersey (contract packaging business) until its sale in 2002.  He also served as a director of Atrix Laboratories, Inc. (pharmaceutical and contract research and development company) until its sale in 2004.  Mr. Campbell has served as a Director of the Company since May 1983 and devotes such time as is necessary to the affairs of the Company.

Michael T. Brooks, Director

Mr. Brooks received his Bachelor of Arts in History from Ohio Wesleyan University in 1971. While pursuing a career in fluid power, he received a Masters in Business from the University of Denver in 1983.  Mr. Brooks was an independent manufacturer’s representative from 1982 – 1985 at which time he purchased an interest in Fiero Fluid Power which he presently owns and operates.  Fiero Fluid Power is a Rep/Distributor selling pneumatic and instrumentation equipment.  He has been a Director since October, 1998 and devotes such time as is necessary to the affairs of the Company.

Robert V. Dwyer, Director

Mr. Dwyer received his Bachelor of Arts in Philosophy from Creighton University in 1962, and he received his J.D. from Creighton University in 1964.  Mr. Dwyer has served as President and was the majority owner of Raven Biological Laboratories, Inc. and is also an Attorney at Law. Mr. Dwyer currently serves on the Board of Directors of American National Bank, based in Omaha, Nebraska.  In addition, Mr. Dwyer holds ownership positions in other small business entities. He was appointed a director in May, 2006 and currently serves as President of the Company’s Raven Biological Laboratories operation.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to § 240.16a-3(e) during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any written representation from the reporting person (as hereinafter defined) that no Form 5 is required, the Company is not aware of any person who, at any time during the fiscal year, was a director, officer, beneficial owner of more than ten percent of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act (“reporting person”), that failed to file on a timely basis, as disclosed in the above Forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years.

COMPENSATION, DISCUSSION, AND ANALYSIS

Compensation of Executive Officers

The Compensation Committee supervises our executive compensation program for named individuals. All members of the committee are independent, non-employee directors. As a group, the committee reports to the full Board of Directors. Members of our management do not attend executive sessions of the committee but do, upon request, provide input regarding their performance to the committee. The committee does not engage any outside consultants and does not delegate its authority to anyone. The committee met one time in fiscal 2008.

Compensation Philosophy

The Compensation Committee has designed a compensation program for Named Executive Officers (“NEOs”) to attract, retain, and motivate talent in our competitive market environment while focusing the management team and Mesa Laboratories, Inc. on the creation of long-term value for shareholders. Positions included in the named executive program during fiscal 2007 included: Chief Executive Officer, President, Chief Financial Officer and Vice President of Sales and Marketing. Other positions may be added as business conditions warrant.

Our Compensation Committee administers four elements for named executive officers: base salary (cash), short-term incentives (bonus—cash, equity, or both), long-term incentives (equity), and benefits. The total compensation package reflects Mesa’s “Pay for Performance” philosophy, which is to couple employee rewards with the interests of shareholders. We believe strongly that retention and motivation of successful employees is in the long-term interest of shareholders. Further, we believe in development and internal promotion of proven, existing employees whenever optimal for the interests of the Company. The committee targets the total compensation level over time to be competitive with comparable companies in our industry segments and geographic locations.

For the purpose of determining short-term incentives, performance is measured by two variables: sales growth and profit growth. These variables are considered by the committee to be a reliable proxy set for the creation of long-term shareholder value. The committee also evaluates the general economic and market conditions when applying these measurements. The committee believes that it is in the best interest of our shareholders to have a substantial component of total compensation “at-risk” and dependent upon our performance.

Historically, there have been few directly comparable public companies in the analytical instrument and disposable industries. Many of our competitors are much larger companies that are not directly comparable in size, geographic coverage, and scope of product offerings. Therefore, a direct peer group comparison is not comparable and salary survey information from multiple sources is used to supplement available company data.

Base Salary

The base salary is evaluated annually after the completion of the fiscal year. It is adjusted as required to be competitive with the external market, job responsibilities, and the individual’s performance in their job. Mr. Schmieder, Mr. Sullivan, Mr. Peterson and Mr. Adriance do not have employment agreements, and in fiscal 2008 had base salaries of $50,000, $175,000, $100,000 and $100,000.

Short-Term Incentive (Bonus)

Mr. Adriance assumed his office of Vice President of Sales and Marketing as of October 1, 2008.   All other officers held their office for the entire fiscal year.  According to their authorized bonus plans Mr. Sullivan, Mr. Peterson and Mr. Adriance were awarded bonuses in the amount of $113,024, $75,466 and $32,451 for fiscal 2008.  Mr. Schmieder was awarded a bonus of $25,000 at the discretion of the Board.

For fiscal 2009 the Board has adopted a compensation plan that increases base compensation for each individual by approximately four percent.  Potential bonus ranges from approximately zero percent to 80 percent of base compensation based on certain net sales and net income goals.

We are not disclosing the specific target objectives set forth in the Plan because we believe that the disclosure thereof would cause us competitive harm. Because we are not disclosing these target objectives, we are stating our assessment of how likely it will be for these targets to be achieved by our executive officers. Although achievement of our target objectives involves future performance and, therefore, is subject to uncertainties, the Compensation Committee believes it has established target objectives that are achievable with an appropriate amount of dedication and hard work and, therefore, it is more likely than not that each executive officer will earn a bonus under the Executive Compensation Plan.

Long-Term Incentive (Stock Options)

Our Compensation Committee makes routine stock option grants to the executives at hire and on an annual basis.  During fiscal 2008, Mr. Schmieder, Mr. Sullivan, Mr. Peterson and Mr. Adriance were awarded 2,000, 40,000, 3,000 and 8,000 options each.  For fiscal 2009, Mr. Schmieder, Mr. Sullivan, Mr. Peterson and Mr. Adriance have been awarded 1,800, 5,400, 2,700 and 2,700 options each.

Benefits

Our benefit philosophy is to provide named executives with health, welfare, and retirement (401(k)) benefits consistent with those generally offered to other employees.

Employment and Change-in-Control Agreements

We do not maintain employment agreements with our Named Executive Officers. Our current stock option plans do call for immediate vesting of all outstanding options upon a change in control of the Company.

Executive Officers of the Registrant

The names, addresses, ages and terms of office of the executive officers and directors of the Company are:

Name and Address	Age	Office	Date Appointed

Luke R. Schmieder	65	Chief Executive	1983
12100 West Sixth Avenue		Officer, Treasurer and
Lakewood, Colorado		Director

John J. Sullivan, Ph.D.	55	President and Chief	2004
12100 West Sixth Avenue		Operating Officer
Lakewood, Colorado

Steven W. Peterson	52	Vice President-Finance,	1990
12100 West Sixth Avenue		Chief Financial and Chief
Lakewood, Colorado		Accounting Officer and
		Secretary

Glenn E. Adriance	54	Vice President – Sales and	2007
12100 West Sixth Avenue		Marketing
Lakewood, Colorado

Luke R. Schmieder Chief Executive Officer, Treasurer and Director

Mr. Schmieder attended Ohio State University and Ohio University taking courses in mechanical engineering and business management.  Mr. Schmieder was employed from 1970 to 1977 by Cobe Laboratories, Inc. (manufacturer of dialysis and cardiovascular equipment and supplies) as a designer and process controller on various projects.  From 1977 to 1982, Mr. Schmieder served as president and principal of a consulting company for product and process development primarily in the medical field.  Mr. Schmieder has served as Chief Executive Officer and a director of the Company since its inception in March 1982.

John J. Sullivan, Ph.D., President and Chief Operating Officer

Dr. Sullivan received his Bachelor of Science degree in Biology from Western Washington University in 1976 and a Ph.D. degree in Food Science from the University of Washington in 1982.  From 1976 until 1980, Dr. Sullivan was employed as an Analytical Chemist at BioMed Research Labs, (an independent research and testing laboratory).  In 1982, Dr. Sullivan joined the U.S. Food and Drug Administration’s Seattle District Laboratory as a Senior Research Scientist and worked there until 1988.  In 1988 Dr. Sullivan joined Varian, Inc., (a major analytical instrument manufacturer) and served in various capacities in Research and Development, Sales and Marketing Management and in Business Development until 2004.  Dr. Sullivan joined the company in October, 2004 in the role of Vice President of Sales and Marketing and was promoted to the position of President and Chief Operating Officer in 2006.

Steven W. Peterson, Vice President-Finance, Chief Financial and Chief Accounting Officer and Secretary

Mr. Peterson received his Bachelor of Arts degree in accounting from Lewis University in 1979.  He was employed as an accountant and senior accountant by Valleylab, Inc. (a manufacturer of electrosurgical and IV infusion equipment) from 1980 to 1983.  From 1983 to 1985, he was employed as assistant controller by Marquest Medical Products, Inc. (a manufacturer of disposable medical products).  Mr. Peterson joined the Company in February 1985 as Controller and has served as an executive officer of the Company since June 1990.

Glenn E. Adriance, Vice President – Sales and Marketing

Mr. Adriance received his Bachelor of Science degree in Forestry from the University of Massachusetts in 1978 and his MBA from Colorado State University in 1981. From 1981 to 1983 he was employed at Sandia National Laboratories as a senior Business Systems Analyst responsible for various business systems that were fundamental to Sandia’s operations. From 1983 until 2000 he held various sales and marketing roles of increasing responsibility at IBM. He went on to join two other software firms, Lakeview Technology and Scientific Technologies Corporation as Global Business Partner Director and VP/COO/Executive Officer respectively. Glenn joined Mesa Laboratories in October of.

EXECUTIVE COMPENSATION

The following table lists, for the year ended March 31, 2008, compensation awarded to or earned by the named executive officers in fiscal 2008. We had no other executive officers of the Company whose compensation exceeded $100,000 during fiscal 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation earnings	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Luke R. Schmieder	2008	76,504	25,000	—	10,279	—	—	4,928	116,711
CEO and	2007	131,519	91,769	—	9,343	—	—	6,245	238,876
Chairman	2006	126,147	80,000	—	9,646	—	—	4,196	219,989

John J. Sullivan, Ph.D.	2008	183,287	113,024	—	70,270	—	—	7,867	374,448
President and	2007	171,753	91,769	—	24,403	—	—	4,912	292,837
Chief Operating	2006	164,005	60,000	—	6,570	—	—	4,300	234,875
Officer

Steven W. Peterson	2008	106,592	75,466	—	11,762	—	—	4,813	198,633
Chief Financial	2007	99,113	62,769	—	12,123	—	—	4,766	178,771
Officer	2006	94,475	60,000	—	10,817	—	—	3,245	168,537

Glenn E. Adriance	2008	49,808	32,451	—	5,770	—	—	—	88,029
V.P. Sales and		—	—	—	—	—	—	—	—
Marketing		—	—	—	—	—	—	—	—

(1)

Bonus compensation is generally paid subsequent to the year indicated in the table when the results for that year are known. Bonus amounts are included for the year in which the bonus was earned, not when it was paid.

(2)

This column shows the fiscal 2008 Financial Statement Expense under FAS 123(R) for outstanding stock option awards and includes compensation cost recognized in the financial statements with respect to awards granted in the fiscal year identified and in prior fiscal years. These award fair values have been determined based on the assumptions set forth in the Company’s fiscal 2008 Financial Report (Note 10, Stock Based Compensation).

(3)	This column represents 401(k) matching funds.

Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards; No. of Shares of Stock or Units	All Other Option awards; No. of Securities Underlying Options (1)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock Option Awards ($) (2)
(a)	(b)	©	(d)	(e)	(f)

Luke R. Schmieder	5/11/2007	—	2,000	18.98	15,420

John J. Sullivan, PhD.	5/11/2007	—	40,000	18.98	308,400

Steven W. Peterson	5/11/2007	—	3,000	18.98	18,210

Glenn E. Adriance	10/1/2007	—	8,000	20.75	46,159

(1)	Amounts in this column represent stock options granted to the executives during fiscal 2008 on May 11, 2007 and October 1, 2007.

(2)	This column shows the fair date value of options granted during in May and October of 2007. The grants were valued at $6.07 - $7.71 and $6.35 - $6.46 per share, respectively, under FAS 123(R).

Narrative to Summary Compensation Table and Plan-Based Awards Table

Employment Agreements

None.

Compensation Plans

•	Participation in Compensation Plans . Each NEO is eligible to participate in the following plans:

•

Executive Compensation Plan. Pursuant to this plan, each NEO has the opportunity to earn an annual bonus based on performance measures and annual incentive plan goals, which are established by the Compensation Committee. The opportunity to earn a bonus under the Executive Compensation Plan is expressed as dollar amounts to be paid for certain levels of net sales and net income performance and is set each year for each NEO separately. For fiscal 2008 and 2009, the maximum percentages of base salary for the executive officers ranges from approximately 0% to 80%, with a target cash bonus set at 50 to 80% of base salary.

•

Stock Option Grants. Upon starting employment, the NEOs received grants of options. Each year, each NEO will receive an option grant to purchase shares of common stock based on the discretion of the Compensation Committee. These option grants vest over a four-year period based on continued service.

•

Other Plans. The NEOs and, to the extent applicable, the NEOs’ families, dependents, and beneficiaries may participate in the benefit or similar plans, policies, or programs provided to similarly situated employees under our standard employment practices as in effect from time to time.

•	Termination and Change-in-Control Payments. Employment with Mesa Laboratories, Inc. provides for the following termination payments:

•

Upon termination for any reason whatsoever, an NEO (or in case of death, his estate) is entitled to all salary and expense reimbursements due through the date of such termination and such benefits as are available pursuant to the terms of any benefit or similar plans, policies, or programs in which he was participating at the time of such termination.

• Upon a Change-in-Control (as defined in the Employee Stock Option Agreement), each NEO will be entitled to full vesting of all stock options awarded.

Exercises, Stock Vesting, and Holdings of Previously Awarded Equity

Outstanding Equity Awards at Fiscal Year-End 2008

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	©	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Luke R.	1,000	—	—	5.91	10/16/2012	—	—	—	—
Schmieder	2,000	—	—	7.00	06/19/2013	—	—	—	—
CEO &	2,000	1,000	—	9.89	07/27/2014	—	—	—	—
CFO	1,500	1,500	—	11.91	06/14/2015	—	—	—	—
	675	2,025	—	14.50	04/27/2016	—	—	—	—
	—	2,000		18.98	05/11/2017	—	—	—	—

John J. Sullivan	6,020	3,010	—	12.56	10/11/2014	—	—	—	—
President	3,980	1,990	—	12.56	10/11/2009	—	—	—	—
and COO	1,500	1,500	—	11.91	06/14/2010	—	—	—	—
	2,000	2,000	—	14.80	12/20/2010	—	—	—	—
	6,000	24,000	—	15.44	03/20/2016	—	—	—	—
	675	2,025	—	14.50	04/27/2011	—	—	—	—
	—	40,000	—	18.98	05/11/2017	—	—	—	—

Steven W.	—	1,000	—	9.89	07/27/2009	—	—	—	—
Peterson	1,500	1,500	—	11.91	06/14/2010	—	—	—	—
CFO	675	2,025	—	14.50	04/27/2011	—	—	—	—
	—	3,000	—	18.98	05/11/2012	—	—	—	—

Glenn E.	—	4,800	—	20.75	10/1/2012	—	—	—	—
Adriance	—	3,200	—	20.75	10/1/2017	—	—	—	—
V.P. Sales and
Marketing

Option Exercises and Stock Vested for Fiscal Year 2008

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)
(a)	(b)	©
Luke R. Schmieder	—	—

John J. Sullivan	—	—

Steven W. Peterson	4,000	$102,200	(1)

Glenn E. Adriance	—	—

(1)

Determined by multiplying the number of shares of stock that were exercised in fiscal 2008 by the closing market price of common stock on the date exercised, but not including any tax obligation incurred in connection with such exercise.

Post-Employment Compensation

The Company did not offer any pension benefits to its executive officers during fiscal 2008.

Nonqualified Deferred Compensation

The Company did not offer a nonqualified deferred compensation plan in fiscal 2008.

Potential Payments upon Termination or Change-in-Control

The following summaries set forth potential payments payable to our NEO’s upon termination of    employment or a Change-in-Control of us under our compensation plans and our stock plans and other compensation programs. For purposes of the following summaries, dollar amounts are estimates based on salary as of March 31, 2008, benefits paid to the NEO’s in fiscal 2008 (and any prior years as applicable), and stock and option holdings of the NEO’s as of March 31, 2008. The summaries assume a price per share of our common stock of $21.93, which was the closing price per share on March 31, 2008, as reported on the NASDAQ Global Market.

Termination and Change-in-Control. Except for certain circumstances relating to a change in control of the Company (discussed below), none of our named executive officers have an employment agreement or termination of employment arrangement. Instead, those named executive officers are employed “at will”, which means that the Company may terminate their employment at any time with or without cause and without advance notice. Therefore, other than in the context of a change in control of the Company, those named executive officers may receive only the same severance benefit as would be provided to other salaried (“exempt”) U.S. employees.

Upon our Change-in-Control, all of the NEO’s stock option awards which are unvested will automatically accelerate and become fully vested.

Upon termination for any reason whatsoever, each NEO (or in case of death, his estate) is entitled to all salary and expense reimbursements due to such NEO through the date of his termination, any accrued unused paid vacation, and such benefits as are available pursuant to the terms of any benefit plans, policies, or programs in which he was participating at the time of such termination.

Luke R. Schmieder

Assuming that Mr. Schmieder’s employment was terminated under each of these circumstances, or a Change-in-Control occurred on March 31, 2008, such payments and benefits have an estimated value as follows (less applicable withholding taxes):

Scenario	Cash Severance ($)		Value of Equity Awards Received or to be Received ($)

Death or Disability	0		0

Termination for cause	0		0

Termination for Good Reason by Mr. Schmieder or without cause by Mesa Laboratories, Inc.	0		0

Involuntary termination other than for cause within 12 months of a change-in-control	0	(1)	48,017	(1)

(1)

As of March 31, 2008, Mr. Schmieder held unvested stock options to purchase 6,525 shares of our common stock. The value of accelerating these unvested stock options was calculated by multiplying 3,600 shares underlying Mr. Schmieder’s unvested stock options that were in-the-money at March 31, 2008 by $7.359 (the difference between the weighted average exercise price for options in-the-money at March 31, 2008 and $21.93 (our closing price per share on March 31, 2008)).

John, J. Sullivan, Ph.D.

Assuming that Mr. Sullivan’s employment was terminated under each of these circumstances, or a Change-in-Control occurred on March 31, 2008, such payments and benefits have an estimated value as follows (less applicable withholding taxes):

Scenario	Cash Severance ($)	Value of Equity Awards Received or to be Received ($)

Death or Disability	0	0

Termination for cause	0	0

Termination for Good Reason by Mr. Sullivan or without cause by Mesa Laboratories, Inc.	0	0

Involuntary termination other than for cause within 12 months of a change-in-control	0	364,949	(1)

(1)

As of March 31, 2008, Mr. Sullivan held unvested stock options to purchase 74,525 shares of our common stock. The value of accelerating these unvested stock options was calculated by multiplying 3,600 shares underlying Mr. Sullivan’s unvested stock options that were in-the-money at March 31, 2008 by $4.897 (the difference between the weighted average exercise price for options in-the-money at March 31, 2008 and $21.93 (our closing price per share on March 31, 2008.)

Steven W. Peterson

Assuming that Mr. Peterson’s employment was terminated under each of these circumstances, or a Change-in-Control occurred on March 31, 2008, such payments and benefits have an estimated value as follows (less applicable withholding taxes):

Scenario	Cash Severance ($)	Value of Equity Awards Received or to be Received ($)

Death or Disability	0	0

Termination for cause	0	0

Termination for Good Reason by Mr. Peterson or without cause by Mesa Laboratories, Inc.	0	0

Involuntary termination other than for cause within 12 months of a change-in-control	0	50,967	(1)

(1)

As of March 31, 2008, Mr. Peterson held unvested stock options to purchase 7,525 shares of our common stock. The value of accelerating these unvested stock options was calculated by multiplying 7,525 shares underlying Mr. Peterson’s unvested stock options that were in-the-money at March 31, 2008 by $6.773 (the difference between the weighted average exercise price for options in-the-money at March 31, 2008 and $21.93 (our closing price per share on March 31, 2008)).

Glenn E. Adriance

Assuming that Mr. Adriance’s employment was terminated under each of these circumstances, or a Change-in-Control occurred on March 31, 2008, such payments and benefits have an estimated value as follows (less applicable withholding taxes):

Scenario	Cash Severance ($)	Value of Equity Awards Received or to be Received ($)

Death or Disability	0	0

Termination for cause	0	0

Termination for Good Reason by Mr. Adriance or without cause by Mesa Laboratories, Inc.	0	0

Involuntary termination other than for cause within 12 months of a change-in-control	0	9,440	(1)

(1)

As of March 31, 2008, Mr. Adriance held unvested stock options to purchase 8,000 shares of our common stock. The value of accelerating these unvested stock options was calculated by multiplying 8,000 shares underlying Mr. Adriance’s unvested stock options that were in-the-money at March 31, 2008 by $1.18 (the difference between the weighted average exercise price for options in-the-money at March 31, 2008 and $21.93 (our closing price per share on March 31, 2008)).

Disclosure of Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)

Michael T. Brooks	2,800	—	11,087	(1)	—	—	—	13,887

H. Stuart Campbell	2,800	—	5,530	(1)	—	—	—	8,330

Paul D. Duke	2,800	—	11,087	(1)	—	—	—	13,887

Robert V. Dwyer	—	—	8,244	(1)	—	—	—	8,244

Luke R. Schmieder	—	—	—		—	—	—	—

(1)

2,000 options were granted on May 11, 2007. This column shows the fiscal 2008 Financial Statement Expense under FAS 123(R) for outstanding stock option awards and includes compensation cost recognized in the financial statements with respect to awards granted in the fiscal year identified and in prior fiscal years. These award fair values have been determined based on the assumptions set forth in the Company’s fiscal 2008 Financial Report (Note 10, Stock Based Compensation).

Currently, all outside directors receive cash compensation of $1,000 for each Board of Directors or committee meeting attended in person, and $300 for each Board of Directors or committee meeting attended by teleconference.

Equity Compensation Plans

We have three equity compensation plans currently in effect, each of which has been approved by our shareholders. The following table provides information as of March 31, 2008, on these plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights		(c) Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Outside Director’s Plan	28,925	11.27	(1)	—

1999 Incentive Compensation Plan	255,530	$14.69		10,335

2006 Incentive Compensation Plan	40,000	$18.98		360,000	(1)
	324,455	$14.92		370,335

(1)	The Outside Director’s Plan has expired and no new awards may be issued under this Plan.

On October 3, 1996, the Company adopted a new nonqualified performance stock option plan for the benefit of the Company’s outside Directors.  The plan provides that the outside Directors will receive grants to be determined and approved by the Company’s inside directors and not to exceed 20,000 options per year per director.  Under the terms of the plan, the options are exercisable for a term of ten years, and during such term are exercisable as follows:  25% after each year, and 100% anytime after the fourth year until the end of the tenth year.  The purchase price of the common stock will be equal to 100% of the closing bid price of the common stock on the over-the-counter market on the date of grant. Effective March 24, 2006, this plan has expired.

The Company has adopted a stock option plan, approved by the shareholders of the Company in November 1993, for the benefit of the Company’s employees.  The plan is administered by the non-participating members of the Board of Directors, who select the optionees and determine the terms and conditions of the stock option grant.  The exercise price for options granted under the plan cannot be less than the fair market value of the stock at the date of grant or 110% of such fair market value with respect to options granted to any optionee who holds more than 10% of the Company’s common stock.  Options are not exercisable until one year after the date of grant and expire five years after the date of grant.  All outstanding options are subject to vesting provisions whereby they become exercisable over a four-year period.  The plan authorizes options to purchase up to 300,000 shares of common stock.

On October 21, 1999, the Company adopted a new stock compensation plan. The purpose of the plan is to encourage ownership of the Common Stock of the Company by certain officers, directors, employees and certain advisors of the Company in order to provide incentive to promote the success and business of the Company.  A total of 300,000 shares of Common Stock have been reserved for issuance under the plan and are subject to terms as set by the Compensation Committee of the Board of Directors at the time of grant.  On October 18, 2004, the shareholders approved an amendment to the plan to reserve an additional 200,000 shares of Common Stock for issuance under the plan.

On December 8, 2006, the Company adopted a new stock compensation plan. The purpose of the plan is to encourage ownership of the Common Stock of the Company by certain officers, directors, employees and certain advisors of the Company in order to provide incentive to promote the success and business of the Company.  A total of 400,000 shares of Common Stock were reserved for issuance under the plan and are subject to terms as set by the Compensation Committee of the Board of Directors at the time of grant.

Retirement Plan

The Company has adopted a 401(k) plan for the benefit of its officers and employees.  Subject to certain restrictions, a participant may defer up to 15% of their gross compensation into the plan.  The Company currently matches up to 6% of the participant’s contribution at a rate of 50% of the contribution.  The plan also allows for additional contributions by the Company at its discretion.

Certain Relationships and Related Transactions, Employment Contracts, Termination of Employment Contracts and Change in Control Agreements

Other than as set forth in the following paragraphs, we are not aware of any transactions since the beginning of fiscal 2008 or any currently proposed transaction between us or our subsidiaries and any member of the Board of Directors, any of our executive officers, any security holder who is known to us to own of record or beneficially more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and in which any of the foregoing persons had, or will have, a direct or indirect material interest. Except as otherwise noted and as applicable, we believe that each transaction described below is, or was, as the case may be, on terms at least as favorable to us as we would expect to negotiate with an unaffiliated party.

On February 27, 2007, the Company entered into an agreement to purchase 30,000 shares of Mesa Laboratories, Inc. common stock from one of its current Board of Directors members, Mr. Paul D. Duke.  Under the terms of the agreement, Mesa Laboratories, Inc. would purchase 3,000 shares of Mesa Laboratories, Inc. common stock from Mr. Duke each month beginning in March 2007 through December 2007 at a per share price equal to the volume weighted average price (VWAP) of the common stock for the previous calendar month. While Mr. Duke’s commitment to sell was binding through the entire term of the buyback period, the company and its Board retained the right to rescind the agreement at anytime during the period depending upon the circumstances existing at the time.

COMPENSATION COMMITTEE REPORT

The members of the Compensation Committee have analyzed and discussed the information contained above in the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. The committee believes this information to be a full and accurate analysis of the Company’s compensation philosophy and recommended its inclusion by reference in the Company’s 10-K filing.

The foregoing report is given by the following members of the Compensation Committee:

The Compensation Committee

Michael T. Brooks, Compensation Committee Chairman

H. Stuart Campbell

Paul D. Duke

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUTANTS

Ehrhardt Keefe Steiner & Hottman PC, Denver, Colorado, conducted the audits of the Company’s accounting records since 1986 and the Board of Directors expects to engage the same firm to audit the Company’s accounting records for the fiscal year ending March 31, 2009.

A representative of Ehrhardt Keefe Steiner & Hottman PC will attend the Annual Meeting of Shareholders and will have the opportunity to make a statement if he so desires.  This representative will be available to respond to appropriate shareholder questions at that time.

AUDIT FEES

Ehrhardt Keefe Steiner & Hottman PC’s fees for the Company’s 2008 and 2007 annual audits and reviews of the Company’s quarterly financial statements or services that are normally provided by the accountant in connection with statutory or regulatory filings or engagements were approximately $87,886 and $173,628, respectively.

AUDIT RELATED FEES

Ehrhardt Keefe Steiner & Hottman PC did not render any audit related services to the Company in 2008 and 2007.

TAX FEES

Ehrhardt Keefe Steiner & Hottman PC’s fees for tax preparation services to the Company for 2008 and 2007 were approximately $11,000 and $6,500, respectively.

ALL OTHER FEES

Ehrhardt Keefe Steiner & Hottman PC’s fees for all other services to the Company for 2008 and 2007 were approximately $1,567 and $33,466, respectively.  The 2008 fees were paid for acquisition and SOX Section 404 consulting.  The 2007 fees were paid for review of S-3 filing documents and costs related with the acquisition of Raven Biological Laboratories, Inc.

The Audit Committee approved all services performed by Ehrhardt, Keefe, Steiner & Hottman PC.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three non-employee directors of the Company.  All members are independent as defined under the Nasdaq Marketplace Rules.  The Committee held five meetings during fiscal year 2008.  The Audit Committee operates under a written charter adopted by the Company’s Board of Directors.

In connection with the March 31, 2008 financial statements, the Audit Committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by SAS 61; (3) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and (4) discussed with the independent accountant their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

H. Stuart Campbell, Chairman

Michael T. Brooks

Paul D. Duke

PROPOSALS OF SHAREHOLDER FOR PRESENTATION

AT NEXT ANNUAL MEETING FOR SHAREHOLDERS

Any shareholder of record of the Company who desires to submit a proper proposal for inclusion in the proxy materials relating to the next Annual Meeting of Shareholders must do so in writing and it must be received at the Company’s principal executive offices by the end of the fiscal year March 31, 2009.  The proponent must be a record or beneficial owner entitled to vote at the next Annual Meeting on his proposal and must continue to own such security entitling him to vote through the date on which the Meeting is held.

ANNUAL REPORT

The Annual Report to Shareholders concerning the operations of the Company during the fiscal year ended March 31, 2008, including audited financial statements for the year then ended, has been distributed to all record holders as of the record date.  The Annual Report is not incorporated in the Proxy Statement and is not to be considered a part of the soliciting material.

OTHER BUSINESS

Management of the Company is not aware of any matters which are to be presented at the Meeting, nor has it been advised that other persons will present any such matters.  However, if other matters properly come before the meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his best judgement.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2008, TO EACH SHAREHOLDER OF RECORD OR TO EACH SHAREHOLDER WHO OWNED COMMON STOCK OF THE COMPANY LISTED IN THE NAME OF A BANK OR BROKER, AS NOMINEE, AT THE CLOSE OF BUSINESS ON AUGUST 6, 2008.  ANY REQUEST BY A SHAREHOLDER FOR THE COMPANY’S ANNUAL REPORT ON FORM 10-K SHOULD BE MAILED TO THE COMPANY’S SECRETARY, MESA LABORATORIES, INC., 12100 WEST SIXTH AVENUE, LAKEWOOD, COLORADO 80228.

The above notice and Proxy Statement are sent by order of the Board of Directors.

Steven W. Peterson
Secretary

August 12, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

MESA LABORATORIES, INC.

TO BE HELD THURSDAY, SEPTEMBER 25, 2008

The undersigned hereby appoints Luke R. Schmieder as the lawful agent and Proxy of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of Common Stock of Mesa Laboratories, Inc. held of record by the undersigned as of the close of business on August 6, 2008, at the Annual Meeting of Shareholders to be held on Thursday, September 25, 2008, or any adjournment or postponement thereof.

1.               ELECTION OF DIRECTORS

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY
(except as marked to the contrary below)	(to vote for all nominees listed below)

L. Schmieder, P. Duke, H.S. Campbell, M. Brooks, R.V. Dwyer

(INSTRUCTION:  To withhold authority to vote for any nominees, write the nominees’ names on the space provided below.)

2.     In his discretion, the Proxy is authorized to vote upon any matters which may properly come before the Meeting, or any adjournment or postponement thereof.

It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder.  WHERE NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS PROPOSED IN ITEM (1).

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said proxy or his substitutes may do by virtue hereof.

Please sign exactly as name appears below.  When shares are held joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Dated:
Signature

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN
THE PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE

☐ PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE MEETING.